UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 24, 2009

IAC/INTERACTIVECORP

(Exact name of Registrant as specified in charter)

Delaware	0-20570	59-2712887
(State or other jurisdiction	(Commission File	(IRS Employer
of incorporation)	Number)	Identification No.)

555 West 18th Street, New York, NY		10011
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:  (212) 314-7300

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.                                          Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

Effective June 24, 2009, Richard F. Zannino, age 50, was elected to the Board of Directors of IAC/InterActiveCorp (“IAC”) and appointed to the Audit Committee of IAC’s Board of Directors.  Mr. Zannino is a global media and retail executive and advisor.

Mr. Zannino previously served as Chief Executive Officer and a member of the board of directors of Dow Jones & Company from February 2006 through January 2008, when Mr. Zannino resigned from these positions following the acquisition of Dow Jones by News Corp.  Prior to this time, Mr. Zannino served as Executive Vice President and Chief Financial Officer of Dow Jones from February 2001 through June 2002 and as Chief Operating Officer of Dow Jones from July 2002 through February 2006.

Prior to his tenure at Dow Jones, Mr. Zannino served in a number of executive capacities at Liz Claiborne from 1998 through January 2001, most recently as Executive Vice President with responsibility for strategy, finance, mergers and acquisitions, technology and various business units.  Prior to his tenure at Liz Claiborne, Mr. Zannino served as Executive Vice President and Chief Financial Officer of General Signal, as well as served in a number of executive capacities at Saks Fifth Avenue, most recently as Executive Vice President and Chief Financial Officer.  In his not-for-profit affiliations, Mr. Zannino currently serves as an executive-in-residence at Columbia Business School and a member of the Board of Trustees of Pace University, as well as assists a New York City public school.

Item 8.01.                                          Other Events.

On June 24, 2009, IAC received notice from Nasdaq that it has regained compliance with Nasdaq’s audit committee composition requirements, which determination was based on the election of Richard F. Zannino to IAC’s Board of Directors and his appointment to the Audit Committee of IAC’s Board of Directors effective June 24, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

IAC/INTERACTIVECORP

	By:	/s/ Gregg Winiarski
	Name:	Gregg Winiarski
	Title:	Senior Vice President and
General Counsel

Date: June 25, 2009